UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2016

MISONIX, INC.

(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-10986 (Commission File Number)	11-2148932 (I.R.S. Employer Identification No.)

1938 New Highway, Farmingdale, New York 11735

(Address of principal executive offices, including zip code)

(631) 694-9555

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2016, MISONIX, INC. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Stavros G. Vizirgianakis (the “Executive”) pursuant to which Mr. Vizirgianakis will serve as the Company’s full time President and Chief Executive Officer. Mr. Vizirgianakis has been serving on an unpaid basis as interim Chief Executive Officer of the Company since September 2, 2016. Mr. Vizirgianakis will continue to serve as a member of the Company’s Board of Directors.

Employment Agreement

Pursuant to the Employment Agreement, Mr. Vizirgianakis’ initial term of employment runs through September 13, 2019, provided that the term shall be automatically renewed and extended for consecutive one (1) year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the initial term or any then-current renewal term. Mr. Vizirgianakis will receive an annual base salary of not less than three hundred sixty thousand dollars ($360,000) per annum, subject to review by the Board at least annually for increase but not for decrease. Mr. Vizirgianakis is also eligible to receive annual bonuses in the discretion of the Board. The Employment Agreement also provides for a one-time $10,000 moving allowance and reimbursement of counsel fees relating to visa matters and the negotiation of the Employment Agreement. If the Company terminates Mr. Vizirgianakis’ employment without Cause (as defined in the Employment Agreement), the Company provides a notice of non-renewal, or Mr. Vizirgianakis terminates his employment for Good Reason (as defined in the Employment Agreement), Mr. Vizirgianakis shall be entitled to receive (i) a lump-sum cash payment from Employer in an amount equal to one and one-half (1.5) times the annual base salary as is in effect immediately prior to the date of such termination, and (ii) continuation of all employee benefits and fringe benefits to which he was entitled under the Employment Agreement immediately prior to such termination of employment for a period of eighteen (18) months following the termination of employment. The Employment Agreement also contains non-competition and non-solicitation covenants from Mr. Vizirgianakis during the term of employment and for a period of 18 months thereafter.

The description of the Employment Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Employment Agreement which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Restricted Stock Grants

In conjunction with the execution of the Employment Agreement, Mr. Vizirgianakis received grants of an aggregate of 400,000 shares of restricted stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) as follows: (i) a grant of 134,000 shares vesting in five equal installments on September 1, 2017, 2018, 2019, 2020 and 2021; (ii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the third anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $35,000,000 and (B) the closing price of the Company’s common stock is at least $10.50 per Share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days; and (iii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the fifth anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $48,000,000 and (B) the closing price of the Company’s common stock is at least $13.00 per Share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days. The aforementioned performance grants will vest on a change of control in accordance with the Plan only of the applicable share price threshold is met in such transaction.

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The description of the Restricted Stock Award Agreements set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the Restricted Stock Award Agreements which are attached hereto as Exhibits 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Director Resignation

On December 15, 2016, T. Guy Minetti resigned as a member of the Company’s Board of Directors, effective immediately. Mr. Minetti’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A press release with respect to the foregoing matters was issued by the Company on December 19, 2016 and is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)         Exhibits – The following exhibits are filed as part of this report:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated December 15, 2016 between the Company and Stavros G. Vizirgianakis
10.2	Restricted Stock Award Agreement dated December 15, 2016 between the Company and Stavros G. Vizirgianakis
10.3	Restricted Stock Award Agreement dated December 15, 2016 between the Company and Stavros G. Vizirgianakis
10.4	Restricted Stock Award Agreement dated December 15, 2016 between the Company and Stavros G. Vizirgianakis

99.1	Press Release dated December 19, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISONIX, INC.

Date: December 19, 2016	By:	/s/ Joseph Dwyer
Joseph Dwyer
Interim Chief Financial Officer

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